Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Microlog Corporation

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-84375 dated August 3, 1999, 333-69025 dated December 16, 1998, 333-07981 dated July 11, 1996, 333-34094 dated March 30, 1990, and 333-30965 dated September 11, 1989) of our report dated January 6, 2004, (except for Note 8, as to which the date is January 28, 2004) with respect to the consolidated financial statements of Microlog Corporation included in the Annual Report (Form 10-KSB) for the year ended October 31, 2003.

Vienna, Virginia

January 6, 2004, (except for Note 8, as to which the date is January 28, 2004.)